UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 10, 2009

Cyalume Technologies Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52247	20-3200738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Windsor Street, West Springfield, Massachusetts	01089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 858-2500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a previously filed Current Report on Form 8-K, dated August 20, 2009, Cyalume Technologies Holdings, Inc. (the “Company”) reported that Daniel Gaspar had resigned as a member of the Company’s Board of Directors and Audit Committee.  On September 10, 2009, the Company’s Board of Directors, upon the recommendation of the Company’s nominating committee, appointed Andrew Intrater to the vacancy on the Board of Directors created by the departure of Mr. Gaspar.  Mr. Intrater was also named a member of the Company’s Audit Committee.

Mr. Intrater has been the CEO and Senior Managing Partner of Columbus Nova since 2000 and serves on the Executive and Investment Committees for Columbus Nova. Prior to joining Columbus Nova, Mr. Intrater served for 15 years as President and Chief Operating Officer of Oryx Technology Inc., a scientific test equipment and advanced materials design and manufacturing company. Mr. Intrater is still a significant shareholder and serves as a member of their Board of Directors. Mr. Intrater also serves on the Board of Directors for White Energy, Inc., a leading ethanol producer in the U.S. Mr. Intrater completed his B.S. in Chemical Engineering at the Rutgers University College of Engineering and graduate studies in Materials Science at the Columbia University School of Mines.

Mr. Intrater has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Intrater had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 16, 2009	CYALUME TECHNOLOGIES HOLDINGS, INC.

	By:	/s/ Michael Bielonko
Michael Bielonko
Chief Financial Officer